UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________
FORM 8-K
______________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 4, 2019
KBS GROWTH & INCOME REIT, INC.
(Exact Name of Registrant as Specified in Its Charter)
______________________________________________________

Maryland	000-56050	47-2778257
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Newport Center Drive, Suite 700
Newport Beach, California 92660
(Address of principal executive offices)
Registrant's telephone number, including area code: (949) 417-6500
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

ITEM 7.01 REGULATION FD DISCLOSURE
Information for the stockholders of KBS Growth & Income REIT, Inc. (the “Company,” “we,” “our” or “us”) regarding the Company’s estimated net asset value per share and other portfolio information is attached as Exhibit 99.1 to this Current Report on Form 8-K.
The information in this Item 7.01 of Form 8-K and the attached Exhibit 99.1 are furnished to the Securities and Exchange Commission (“SEC”), and shall not be deemed to be “filed” with the SEC for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section and shall not be deemed to be incorporated by reference into any filing under the Exchange Act regardless of any general incorporation language in such filing.

ITEM 8.01 OTHER EVENTS

Estimated Net Asset Value Per Share
On December 4, 2019, the Company’s board of directors approved an estimated net asset value (“NAV”) per share of our common stock of $8.43 based on the estimated value of our assets less the estimated value of our liabilities, or NAV, divided by the number of shares outstanding, all as of September 30, 2019. There have been no other material changes between September 30, 2019 and the date of this filing that would impact the overall estimated NAV per share. This valuation was performed in accordance with the provisions of Practice Guideline 2013-01, Valuations of Publicly Registered, Non-Listed REITs, issued by the Institute for Portfolio Alternatives (formerly known as the Investment Program Association) (“IPA”) in April 2013 (the “IPA Valuation Guidelines”).
The Company’s conflicts committee, composed solely of all of the Company’s independent directors, is responsible for the oversight of the valuation process used to determine the estimated NAV per share of the Company’s common stock, including the review and approval of the valuation and appraisal process and methodology used to determine the Company’s estimated NAV per share, the consistency of the valuation and appraisal methodologies with real estate industry standards and practices, and the reasonableness of the assumptions used in the valuations and appraisals. With the approval of the Company’s conflicts committee, the Company engaged Duff & Phelps, LLC (“Duff & Phelps”), an independent third-party real estate valuation firm, to provide a calculation of the range in estimated NAV per share of the Company’s common stock as of September 30, 2019. Duff & Phelps based this range in estimated NAV per share upon (i) appraisals of the Company’s four real estate properties owned as of September 30, 2019 (the “Consolidated Properties”) and an investment in an office property held through an unconsolidated joint venture as of September 30, 2019 (together with the Consolidated Properties, the “Appraised Properties”) performed by Duff & Phelps, and (ii) valuations performed by KBS Capital Advisors, LLC (the “Advisor”), the Company’s external advisor, with respect to the Company’s cash, other assets, mortgage debt and other liabilities, which are disclosed in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2019. The appraisal reports Duff & Phelps prepared summarized the key inputs and assumptions involved in the appraisal of each of the Appraised Properties. Duff & Phelps’ valuation was designed to follow the prescribed methodologies of the IPA Valuation Guidelines. The methodologies and assumptions used to determine the estimated value of the Company’s assets and the estimated value of the Company’s liabilities are described further below.
Upon the conflicts committee’s receipt and review of Duff & Phelps’ valuation report, which included the appraised value of each of the Appraised Properties as noted in the appraisal reports prepared by Duff & Phelps and a summary of the estimated value of each of the Company’s other assets and liabilities as determined by the Advisor and reviewed by Duff & Phelps, and in light of other factors considered by the conflicts committee and the conflicts committee’s own extensive knowledge of the Company’s assets and liabilities, the conflicts committee: (i) concluded that the range in estimated NAV per share of $7.51 to $9.43, with an approximate mid-range value of $8.43 per share, as indicated in Duff & Phelps’ valuation report and recommended by the Advisor, which mid-range value was based on Duff & Phelps’ appraisals of the Appraised Properties and valuations performed by the Advisor of the Company’s cash, other assets, mortgage debt and other liabilities, was reasonable and (ii) recommended to the Company’s board of directors that it adopt $8.43 as the estimated NAV per share of the Company’s common stock, which mid-range value was determined by Duff & Phelps and recommended by the Advisor and which was based on Duff & Phelps’ appraisals of the Appraised Properties and valuations performed by the Advisor of the Company’s cash, other assets, mortgage debt and other liabilities. The Company’s board of directors unanimously agreed to accept the recommendation of the conflicts committee and approved $8.43 as the estimated NAV per share of the Company’s common stock, which determination is ultimately and solely the responsibility of the Company’s board of directors.

The table below sets forth the calculation of the Company’s estimated NAV per share as of December 4, 2019 as well as the calculation of the Company’s prior estimated value per share as of December 7, 2018. Duff & Phelps was not responsible for establishing the estimated NAV per share as of December 4, 2019 or December 7, 2018.

	December 4, 2019 Estimated Value per Share	December 7, 2018 Estimated Value per Share (1)	Change in Estimated Value per Share
Real estate properties (2)	$20.69	$21.48	$(0.79)
Cash	0.49	0.59	(0.10)
Investment in unconsolidated joint venture	0.08	—	0.08
Other assets (3)	0.08	0.25	(0.17)
Mortgage debt (4)	(11.83)	(12.40)	0.57
Other liabilities (3)	(1.08)	(0.72)	(0.36)
Estimated NAV per share	$8.43	$9.20	$(0.77)
Estimated enterprise value premium	None assumed	None assumed	None assumed
Total estimated NAV per share	$8.43	$9.20	$(0.77)
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(1) The December 7, 2018 estimated value per share was based upon a calculation of the range in estimated NAV per share of the Company’s common stock as of September 30, 2018 by Duff & Phelps and the recommendation of the Advisor. Duff & Phelps based this range in estimated NAV per share upon appraisals of the Company’s four real estate properties performed by Duff & Phelps, and valuations performed by the Advisor with respect to the Company’s cash, other assets, mortgage debt and other liabilities. For more information relating to the December 7, 2018 estimated value per share and the assumptions and methodologies used by Duff & Phelps and the Advisor, see the Company’s Current Report on Form 8-K filed with the SEC on December 10, 2018.
(2) The decrease in the estimated value of real estate properties per share was primarily due to decreases in the appraised values of the real estate properties after taking into consideration of capital expenditures.
(3) The decrease in the estimated value of other assets per share and the increase in the estimated value of other liabilities per share were primarily related to changes in the fair value of the Company’s interest rate swaps.
(4) The decrease in the estimated value of mortgage debt per share was primarily due to the increase in outstanding shares as of September 30, 2019 compared to September 30, 2018.
The decrease in the Company’s estimated value per share from the previous estimate was primarily due to the items noted in the table below, which reflect the significant contributors to the decrease in the estimated value per share from $9.20 to $8.43. The changes are not equal to the change in values of each asset and liability group presented in the table above due to changes in the amount of shares outstanding, capital expenditures and related financings and other factors, which caused the value of certain asset or liability groups to change with no impact to the Company’s fair value of equity or the overall estimated value per share.

Change in Estimated Value per Share
December 7, 2018 estimated value per share	$9.20
Changes to estimated value per share
Real estate
Real estate and investment in unconsolidated joint venture	0.24
Capital expenditures on real estate	(0.40)
Total change related to real estate	(0.16)
Distributions declared in excess of operating cash flows (1)	(0.11)
Interest rate swaps	(0.31)
Deferral of asset management fee liability	(0.19)
Total change in estimated value per share	(0.77)
December 4, 2019 estimated value per share	$8.43
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(1) Operating cash flow reflects modified funds from operations (“MFFO”) adjusted to add back the amortization of deferred financing costs and deferral of asset management fee. The Company computes MFFO in accordance with the definition included in the practice guideline issued by IPA in November 2010.

As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties using different assumptions and estimates could derive a different estimated NAV per share of the Company’s common stock, and these differences could be significant. In particular, due in part to our relatively small asset base and the number of shares of our common stock outstanding, even modest changes in key assumptions made in appraising our real estate properties could have a very significant impact on the estimated value of our shares.  See the discussion under “Real Estate - Real Estate Valuation” below. The estimated NAV per share is not audited and does not represent the fair value of the Company’s assets less the fair value of the Company’s liabilities according to U.S. generally accepted accounting principles (“GAAP”), nor does it represent a liquidation value of the Company’s assets and liabilities or the price at which the Company’s shares of common stock would trade on a national securities exchange. The estimated NAV per share does not reflect a discount for the fact that the Company is externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The estimated NAV per share also does not take into account estimated disposition costs and fees for real estate properties, debt prepayment penalties that could apply upon the prepayment of certain of the Company’s debt obligations and the impact of restrictions on the assumption of debt. The estimated NAV per share does not take into consideration acquisition-related costs and financing costs related to future acquisitions. As of September 30, 2019, the Company had no potentially dilutive securities outstanding that would impact the estimated NAV per share of its common stock.
The Company’s estimated NAV per share takes into consideration any potential liability related to a subordinated participation in cash flows the Advisor is entitled to upon meeting certain stockholder return thresholds in accordance with the advisory agreement. For purposes of determining the estimated NAV per share, the Advisor calculated the potential liability related to this incentive fee based on a hypothetical liquidation of the Company’s assets and liabilities at their estimated fair values, after considering the impact of any potential closing costs and fees related to the disposition of real estate properties, and determined that there would be no liability related to the subordinated participation in cash flows.

Methodology
The Company’s goal for the valuation was to arrive at a reasonable and supportable estimated NAV per share, using a process that was designed to be in compliance with the IPA Valuation Guidelines and using what the Company and the Advisor deemed to be appropriate valuation methodologies and assumptions. The following is a summary of the valuation and appraisal methodologies, assumptions and estimates used to value the Company’s assets and liabilities:
Real Estate
Independent Valuation Firm
Duff & Phelps(1) was selected by the Advisor and approved by the Company’s conflicts committee and board of directors to appraise each of the Appraised Properties and to provide a calculation of the range in estimated NAV per share of the Company’s common stock as of December 4, 2019. Duff & Phelps is engaged in the business of appraising commercial real estate properties and is not affiliated with the Company or the Advisor. The compensation the Company will pay to Duff & Phelps is based on the scope of work and not on the appraised values of the Appraised Properties. The appraisals were performed in accordance with the Code of Ethics and the Uniform Standards of Professional Appraisal Practice, or USPAP, the real estate appraisal industry standards created by The Appraisal Foundation, as well as the requirements of the state where each real property is located. Each appraisal was reviewed, approved and signed by an individual with the professional designation of MAI (Member of the Appraisal Institute). The use of the reports is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.
Duff & Phelps collected all reasonably available material information that it deemed relevant in appraising the Appraised Properties. Duff & Phelps obtained property-level information from the Advisor, including (i) property historical and projected operating revenues and expenses; (ii) property lease agreements; and (iii) information regarding recent or planned capital expenditures. Duff & Phelps reviewed and relied in part on the property-level information provided by the Advisor and considered this information in light of its knowledge of each property’s specific market conditions.
_____________________
(1) Duff & Phelps is actively engaged in the business of appraising commercial real estate properties similar to those owned by the Company in connection with public securities offerings, private placements, business combinations and similar transactions. The Company engaged Duff & Phelps to prepare appraisal reports for each of the Appraised Properties and to provide a calculation of the range in estimated NAV per share of the Company’s common stock and Duff & Phelps will receive fees upon the delivery of such reports and the calculation of the range in estimated NAV per share of the Company’s common stock. In addition, the Company has agreed to indemnify Duff & Phelps against certain liabilities arising out of this engagement. In the two years prior to the date of this filing, Duff & Phelps and its affiliates have provided a number of commercial real estate, appraisal, valuation and financial advisory services for the Company’s affiliates and have received fees in connection with such services. Duff & Phelps and its affiliates may from time to time in the future perform other commercial real estate, appraisal, valuation and financial advisory services for the Company and the Company’s affiliates in transactions related to the properties that are the subjects of the appraisals, so long as such other services do not adversely affect the independence of the applicable Duff & Phelps appraiser as certified in the applicable appraisal report.

In conducting its investigation and analyses, Duff & Phelps took into account customary and accepted financial and commercial procedures and considerations as it deemed relevant. Although Duff & Phelps reviewed information supplied or otherwise made available by the Company or the Advisor for reasonableness, it assumed and relied upon the accuracy and completeness of all such information and of all information supplied or otherwise made available to it by any other party and did not independently verify any such information. With respect to operating or financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Duff & Phelps, Duff & Phelps assumed that such forecasts and other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the Company’s management and/or the Advisor. Duff & Phelps relied on the Company to advise it promptly if any information previously provided became inaccurate or was required to be updated during the period of its review.
In performing its analyses, Duff & Phelps made numerous other assumptions as of various points in time with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond its and the Company’s control, as well as certain factual matters. For example, unless specifically informed to the contrary, Duff & Phelps assumed that the Company had clear and marketable title to each of the Appraised Properties, that no title defects existed, that any improvements were made in accordance with law, that no hazardous materials were present or had been present previously, that no deed restrictions existed, and that no changes to zoning ordinances or regulations governing use, density or shape were pending or being considered. Furthermore, Duff & Phelps’ analyses, opinions and conclusions were necessarily based upon market, economic, financial and other circumstances and conditions existing as of or prior to the date of the appraisals, and any material change in such circumstances and conditions may affect Duff & Phelps’ analyses and conclusions. Duff & Phelps’ appraisal reports contain other assumptions, qualifications and limitations that qualify the analyses, opinions and conclusions set forth therein. Furthermore, the prices at which the Appraised Properties may actually be sold could differ from their appraised values.
Although Duff & Phelps considered any comments to its appraisal reports received from the Company or the Advisor, the appraised values of the Appraised Properties were determined by Duff & Phelps. The appraisal reports for the Appraised Properties are addressed solely to the Company to assist in the calculation of the range in estimated NAV per share of the Company’s common stock. The appraisal reports are not addressed to the public and may not be relied upon by any other person to establish an estimated NAV per share of the Company’s common stock and do not constitute a recommendation to any person to purchase or sell any shares of the Company’s common stock. In preparing its appraisal reports, Duff & Phelps did not solicit third-party indications of interest for the Appraised Properties. In preparing its appraisal reports and in calculating the range in estimated NAV per share of the Company’s common stock, Duff & Phelps did not, and was not requested to, solicit third-party indications of interest for the Company’s common stock in connection with possible purchases thereof or the acquisition of all or any part of the Company.
The foregoing is a summary of the standard assumptions, qualifications and limitations that generally apply to Duff & Phelps’ appraisal reports. All of the Duff & Phelps appraisal reports, including the analyses, opinions and conclusions set forth in such reports, are qualified by the assumptions, qualifications and limitations set forth in the respective appraisal reports.
Real Estate Valuation - Consolidated Properties
Duff & Phelps appraised each of the Consolidated Properties using various methodologies including the direct capitalization approach, discounted cash flow analyses and sales comparison approach and relied primarily on 10-year discounted cash flow analyses for the final appraisal of each of the Consolidated Properties. Duff & Phelps calculated the discounted cash flow value of each of the Consolidated Properties using property-level cash flow estimates, terminal capitalization rates and discount rates that fall within ranges it believes would be used by similar investors to value the Consolidated Properties, based on recent comparable market transactions adjusted for unique properties and market-specific factors.
As of September 30, 2019, the Consolidated Properties consisted of four office buildings, which were acquired for a total purchase price of $179.5 million, exclusive of acquisition fees and acquisition expenses of $3.8 million, in which the Company had invested $10.9 million in capital and tenant improvements. As of September 30, 2019, the total appraised value of the Consolidated Properties as provided by Duff & Phelps using the appraisal methods described above was $208.7 million.

The following table summarizes the key assumptions that were used in the discounted cash flow analyses to arrive at the appraised value of the Consolidated Properties:

	Range in Values	Weighted-Average Basis
Terminal capitalization rate	5.75% to 7.50%	6.42%
Discount rate	7.50% to 8.50%	7.89%
Net operating income compounded annual growth rate (1)	3.12% to 7.24%	4.83%
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(1) The net operating income compounded annual growth rates (“CAGRs”) reflect both the contractual and market rents and reimbursements (in cases where the contractual lease period is less than the hold period of the property) net of expenses over the holding period. The range of CAGRs shown is the constant annual rate at which the net operating income is projected to grow to reach the net operating income in the final year of the hold period for each of the properties.
While we believe that Duff & Phelps’ assumptions and inputs are reasonable, a change in these assumptions and inputs would significantly impact the appraised value of the Consolidated Properties and thus, the Company’s estimated NAV per share. The table below illustrates the impact on the Company’s estimated NAV per share if the terminal capitalization rates or discount rates Duff & Phelps used to appraise the Consolidated Properties were adjusted by 25 basis points, assuming all other factors remain unchanged. Additionally, the table below illustrates the impact on the Company’s estimated NAV per share if these terminal capitalization rates or discount rates were adjusted by 5% in accordance with the IPA Valuation Guidelines, assuming all other factors remain unchanged:

	Increase (Decrease) on the Estimated NAV per Share due to
	Decrease of 25 basis points	Increase of 25 basis points	Decrease of 5%	Increase of 5%
Terminal capitalization rate	$0.55	$(0.53)	$0.71	$(0.65)
Discount rate	0.40	(0.41)	0.62	(0.63)

Finally, a 1% increase in the appraised value of the Consolidated Properties would result in a $0.21 increase in the Company’s estimated NAV per share and a 1% decrease in the appraised value of the Consolidated Properties would result in a decrease of $0.20 to the Company’s estimated NAV per share, assuming all other factors remain unchanged.
Investment in Unconsolidated Joint Venture
As of September 30, 2019, the Company held an investment in an unconsolidated joint venture, which represented a 50% equity interest in an office property. The contractual purchase price of the property was $5.4 million plus closing costs. As of September 30, 2019, the appraised value of the office property held through an unconsolidated joint venture provided by Duff & Phelps was $5.4 million. The appraised value of the real estate was provided by Duff & Phelps and was calculated using a discounted cash flow analysis. As of September 30, 2019, the fair value and the carrying value of the Company’s investment in this unconsolidated joint venture was $0.8 million and $0.9 million, respectively.
Duff & Phelps relied on a 10-year discounted cash flow analysis for the final valuation of the property. The terminal capitalization rate, discount rate and CAGR used in the discounted cash flow model to arrive at the appraised value were 6.25%, 9.25% and 2.11%, respectively.
The table below illustrates the impact on the Company’s estimated NAV per share if the terminal capitalization rate or discount rate were adjusted by 25 basis points, and assuming all other factors remain unchanged, with respect to the property. Additionally, the table below illustrates the impact on the Company’s estimated NAV per share if the terminal capitalization rate or discount rate for the property were adjusted by 5% in accordance with the IPA Valuation Guidelines:

	Increase (Decrease) on the Estimated NAV per Share due to
	Decrease of 25 basis points	Increase of 25 basis points	Decrease of 5%	Increase of 5%
Terminal capitalization rate	$0.01	$(0.01)	$0.01	$(0.01)
Discount rate	0.01	(0.01)	0.01	(0.01)

Notes Payable
The estimated values of the Company’s notes payable are equal to the GAAP fair values disclosed in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2019, but do not equal the book value of the loans in accordance with GAAP. The Advisor estimated the values of the Company’s notes payable using a discounted cash flow analysis. The discounted cash flow analysis was based on projected cash flow over the remaining loan terms, including extensions the Company expects to exercise, and management’s estimates of current market interest rates for instruments with similar characteristics, including remaining loan term, loan-to-value ratio and type of collateral.
As of September 30, 2019, the GAAP fair value and carrying value (excluding unamortized deferred financing costs of $0.7 million) of the Company’s notes payable were $119.3 million and $118.5 million, respectively. The weighted-average discount rate applied to the future estimated debt payments, which have a weighted-average remaining term of 2.0 years, was approximately 3.05%.
The table below illustrates the impact on the Company’s estimated NAV per share if the discount rates the Advisor used to value the Company’s notes payable were adjusted by 25 basis points, assuming all other factors remain unchanged. Additionally, the table below illustrates the impact on the Company’s estimated NAV per share if these discount rates were adjusted by 5% in accordance with the IPA Valuation Guidelines, assuming all other factors remain unchanged:

	Increase (Decrease) on the Estimated NAV per Share due to
	Decrease of 25 basis points	Increase of 25 basis points	Decrease of 5%	Increase of 5%
Discount rate	$(0.06)	$0.06	$(0.03)	$0.03

Other Assets and Liabilities
The carrying values of a majority of the Company’s other assets and liabilities are considered to equal their fair value due to their short maturities or liquid nature. Certain balances, such as straight-line rent receivables, lease intangible assets and liabilities, deferred financing costs, unamortized lease commissions and unamortized lease incentives, have been eliminated for the purpose of the valuation due to the fact that the value of those balances was already considered in the valuation of the related asset or liability. The Advisor has also excluded redeemable common stock as temporary equity does not represent a true liability to the Company and the shares that this amount represents are included in the Company’s total outstanding shares of common stock for purposes of determining the Company’s estimated NAV per share.

Limitations of Estimated NAV per Share
The estimated NAV per share set forth above will first appear on the December 31, 2019 customer account statements that will be mailed in January 2020. As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated NAV per share, and these differences could be significant. The estimated NAV per share is not audited and does not represent the fair value of the Company’s assets less the fair value of the Company’s liabilities according to GAAP.
Accordingly, with respect to the Company’s estimated NAV per share, the Company can give no assurance that:
•a stockholder would be able to resell his or her shares at the Company’s estimated NAV per share;
•a stockholder would ultimately realize distributions per share equal to the Company’s estimated NAV per share upon liquidation of the Company’s assets and settlement of the its liabilities or a sale of the Company;
•the Company’s shares of common stock would trade at its estimated NAV per share on a national securities exchange;
•a third party would offer the Company’s estimated NAV per share in an arm’s-length transaction to purchase all or substantially all of the Company’s shares of common stock;
•another independent third-party appraiser or third-party valuation firm would agree with the Company’s estimated NAV per share; or
•the methodology used to determine the Company’s estimated NAV per share would be acceptable to the Financial Industry Regulatory Authority or for compliance with ERISA reporting requirements.

Further, the Company’s estimated NAV per share is based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities, divided by the number of shares outstanding, all as of September 30, 2019. As of September 30, 2019, the Company had 9,788,922 and 302,823 shares of common stock issued and outstanding of Class A and Class T common stock, respectively. The Company did not make any adjustments to its estimated NAV subsequent to September 30, 2019, including, adjustments relating to the following, among others: (i) the issuance of common stock; (ii) net operating income earned and distributions declared; and (iii) the redemption of shares. The value of the Company’s shares will fluctuate over time in response to developments related to future investments, the performance of individual assets in the Company’s portfolio and the management of those assets and the real estate and finance markets. The Company estimated NAV per share does not reflect a discount for the fact that the Company is externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The Company’s estimated NAV per share does not take into account estimated disposition costs and fees for real estate properties, debt prepayment penalties that could apply upon the prepayment of certain of the Company’s debt obligations or, the impact of restrictions on the assumption of debt. The estimated NAV per share does not take into consideration acquisition-related costs and financing costs related to future acquisitions. The Company currently expects to utilize the Advisor and/or an independent valuation firm to update the offering price per share in December 2020 and annually thereafter. The Company cannot assure you that its estimated NAV per share will increase or that it will not decrease.

Distribution Reinvestment Plan
Pursuant to the Company’s distribution reinvestment plan, participants in the distribution reinvestment plan will acquire shares of the Company’s common stock at a price equal to the estimated NAV per share. As such, commencing on the next distribution reinvestment plan purchase date, which is January 2, 2020, participants will acquire shares of the Company’s common stock under the distribution reinvestment plan at a price of $8.43 per share.
If a participant wishes to terminate participation in the Company’s distribution reinvestment plan effective for the January 2, 2020 purchase date, participants must notify the Company in writing of such decision, and the Company must receive the notice at least four business days prior to the last business day prior to the payment of such distribution, or by the close of business on December 24, 2019 in the case of the January 2, 2020 distribution date.
Notice of termination should be sent to:

Regular Mail	Overnight Address

KBS Growth & Income REIT, Inc. c/o DST Systems, Inc. PO Box 219015 Kansas City, MO 64121-9015	KBS Growth & Income REIT, Inc. c/o DST Systems, Inc. 430 W. 7th Street Kansas City, MO 64105

The Company’s board of directors has formed a special committee to evaluate strategic alternatives for the Company and has engaged a financial advisor to assist with this evaluation. While it considers strategic alternatives, the board of directors has determined to temporarily suspend the ongoing primary private placement offering launched in October of 2017. Finally, the board of directors intends to evaluate the current distribution rate and is likely to decrease the amount of ongoing distributions in 2020.

Share Redemption Program
The Company’s share redemption program provides only for redemptions sought upon a stockholder’s death, “qualifying disability” or “determination of incompetence” (each as defined in the share redemption program, and collectively “special redemptions”) and does not provide for any ordinary redemptions. During each calendar year, such special redemptions are limited to an annual dollar amount determined by the board of directors, which may be reviewed during the year and increased or decreased upon ten business days’ notice to the Company’s stockholders. The Company may provide notice by including such information (a) in a Current Report on Form 8-K or in its annual or quarterly reports, all publicly filed with the Securities and Exchange Commission or (b) in a separate mailing to the stockholders. The dollar amount limitation for special redemptions for the calendar year 2019 is $1.0 million in the aggregate, as may be reviewed and adjusted from time to time by the board of directors. On December 4, 2019, the Company’s board of directors approved the same annual dollar limitation of $1.0 million in the aggregate for the calendar year 2020, as may be reviewed and adjusted from time to time by the board of directors. In accordance with the Company’s share redemption program, the redemption price for shares eligible for redemption will be equal to the most recent estimated NAV per share as of the applicable redemption date.

The Company redeems shares on the last business day of each month.  Effective for the December 31, 2019 redemption date (which is the next date on which the Company expects to have funds available for special redemptions), the redemption price for all stockholders will be calculated based on the December 2019 estimated NAV per share.  For a stockholder’s shares to be eligible for redemption in a given month or to withdraw a redemption request, the Company must receive a written notice from the stockholder or from an authorized representative of the stockholder in good order and on a form approved by the Company at least five business days before the redemption date, or by December 23, 2019 in the case of the December 31, 2019 redemption date.
There are several limitations on our ability to redeem shares under the share redemption program. The complete share redemption program document is filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on December 10, 2018, and is available at the SEC’s website at http://www.sec.gov.

Historical Estimated Values per Share
The historical reported estimated value per share of the Company’s common stock approved by the board of directors is set forth below:

Estimated Value per Share	Effective Date of Valuation	Filing with the Securities and Exchange Commission
$9.20	December 7, 2018	Current Report on Form 8-K, filed December 10, 2018
$8.79	December 8, 2017	Current Report on Form 8-K, filed December 11, 2017
$8.75	August 9, 2017	Current Report on Form 8-K, filed August 10, 2017

Forward-Looking Statements
The foregoing includes forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law. Such statements are subject to known and unknown risks and uncertainties which could cause actual results to differ materially from those contemplated by such forward-looking statements. The Company makes no representation or warranty (express or implied) about the accuracy of any such forward-looking statements. These statements are based on a number of assumptions involving the judgment of management. The appraisal methodology for the Appraised Properties assumes the properties realize the projected net operating income and expected exit cap rates and that investors would be willing to invest in such properties at yields equal to the expected discount rates. Though the appraisals of the Appraised Properties, with respect to Duff & Phelps, and the valuation estimates used in calculating the estimated value per share, with respect to Duff & Phelps, the Advisor and the Company, are the respective party’s best estimates as of September 30, 2019, the Company can give no assurance in this regard. Even small changes to these assumptions could result in significant differences in the appraised values of the Appraised Properties and the estimated value per share. These statements also depend on factors such as: future economic, competitive and market conditions; the Company’s ability to maintain occupancy levels and rental rates at its real estate properties; and other risks identified in Part I, Item IA of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and Part II, Item 1A of the Company’s Quarterly Reports on Form 10-Q for the periods ended June 30, 2019 and September 30, 2019, each as filed with the SEC. Actual events may cause the value and returns on the Company’s investments to be less than that used for purposes of the Company’s estimated NAV per share.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

Ex.	Description

23.5	Consent of Duff & Phelps, LLC

99.1	Presentation to Stockholders

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS GROWTH & INCOME REIT, INC.

Dated: December 11, 2019	BY:	/s/ Jeffrey K. Waldvogel
Jeffrey K. Waldvogel
Chief Financial Officer